UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2015

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salaries

On March 3, 2015, the Compensation Committee of Vishay Intertechnology, Inc.'s (the "Company") Board of Directors approved the 2015 base salaries for the Company's Named Executive Officers.

The base salaries for 2015 are set forth below, with approximate U.S. dollar equivalents based on the average exchange rate for 2014:

Name	Positions Held	2015 Base Salary
Marc Zandman	Executive Chairman of the Board, Chief Business Development Officer, and President - Vishay Israel Ltd	NIS 3,267,150 (approximately $910,000) (a)
Dr. Gerald Paul	President and Chief Executive Officer	€905,875 (approximately $1,200,000) (b)
Lori Lipcaman	Executive Vice President and Chief Financial Officer	€355,134 (approximately $470,000) (b)
Dieter Wunderlich	Executive Vice President and Chief Operating Officer	€409,775 (approximately $540,000) (b)
Johan Vandoorn	Executive Vice President and Chief Technical Officer	€398,847 (approximately $530,000) (b)
David Valletta	Executive Vice President Worldwide Sales	$464,427

(a)	Salary will be paid in Israeli shekels
(b) Salary will be paid in euro

Equity-Based Compensation

Also on March 3, 2015, the Compensation Committee of the Board of Directors approved changes in the value of the long-term incentive compensation (equity-based compensation) for Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta.   Beginning in 2015, Mr. Wunderlich will receive an annual restricted stock units grant equal to 50% of his base salary; and Ms. Lipcaman and Messrs. Vandoorn and Valletta will each receive an annual restricted stock units grant equal to 40% of his or her respective base salary.  These changes are expected to be included in amendments to the employment agreements of these executive officers.

The number of RSUs to be granted annually to each executive is determined by multiplying the executive's base pay for the applicable year by the respective percentage, and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year.   Of the total RSUs granted, 25% are in the form of time-vested RSUs that carry only a service condition.  The remaining 75% are in the form of performance-based RSUs, which also include a service condition.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2015

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer